Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Steve Tanner
Executive VP, Chief Financial Officer
Real Mex Restaurants, Inc.
562-346-1202
steve.tanner@realmexrestaurants.com
Real Mex Restaurants, Inc. Closes Private Placement of $130 Million of
14% Senior Secured Notes Due 2013
Cypress, July 7, 2009 — Real Mex Restaurants, Inc. (“RMR”) announced today the successful completion of the previously announced private placement of $130 million of senior secured notes. The 14% notes mature on January 1, 2013 and were priced at 90% of the principal amount to yield 17.983%. The offering was made to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), a limited number of institutional accredited investors and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. RMR will use the net proceeds from the offering to repay its existing senior secured notes and to pay certain related fees and expenses associated with the transaction.
This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful.
About Real Mex Restaurants, Inc.
Headquartered in Cypress, California, Real Mex Restaurants, Inc. is the largest full-service, casual dining Mexican restaurant chain operator in the United States with 189 company owned restaurants, 155 in California and an additional 34 in 12 other states. They include 70 El Torito Restaurants, 68 company-owned Chevys Fresh Mex® Restaurants, 32 Acapulco Mexican Restaurants, 9 El Torito Grill Restaurants, 2 Sinigual Restaurants, the Las Brisas Restaurant in Laguna Beach, and several regional restaurant concepts such as Who-Song and Larry’s, Casa Gallardo and El Paso Cantina.
Real Mex Restaurants, Inc. is committed to the highest standards and is dedicated to serving the freshest Mexican food with excellent service in a clean, comfortable and friendly environment. For more information please visit the company’s Web site at www.realmexrestaurants.com